EXHIBIT 99.1

Sirna Therapeutics to Present at Pacific Growth Equities 2005 Life Sciences Growth Conference

BOULDER, Colo. and SAN FRANCISCO, June 2, 2005 -- Sirna Therapeutics, Inc. announced today that Bharat M. Chowrira, Ph.D., J.D., Sirna's Vice President of Legal Affairs and Chief Patent Counsel, is scheduled to present at the Pacific Growth Equities 2005 Life Sciences Growth Conference on Wednesday, June 8, 2005 at 2:00 p.m. PDT (5:00 p.m. EDT) in San Francisco.

The presentation will not be webcast. Just prior to the anticipated start time, a copy of the slide presentation will be made available on Sirna's web site at http://www.sirna.com.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis C and dermatology. Sirna Therapeutics has obtained interim results for a Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically optimized siRNA targeting the clinically validated vascular endothelial growth factor (VEGF) pathway to treat AMD. Sirna Therapeutics has strategic partnerships with Eli Lilly and Company, Targeted Genetics and Archemix Corporation and a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com/.

Statements in this press release which are not strictly historical are "forward-looking" statements which should be considered as subject to many risks and uncertainties. For example, Sirna's ability to develop products and operate as a going concern is contingent upon having readily available cash to fund its operating programs and is subject to the escalating expenses and risks associated with the initiation of clinical trials and their potential outcomes. Additional risks and uncertainties include Sirna's early stage of development and short operating history, Sirna's history and expectation of losses and need to raise capital, Sirna's need to obtain clinical validation and regulatory approval for products, Sirna's need to obtain and protect intellectual property, risk of third-party patent infringement claims, Sirna's need to attract and retain qualified personnel, Sirna's need to engage collaborators, availability of materials for product manufacturing, the highly competitive nature of the pharmaceutical market, the limited trading volume and history of volatility of Sirna's common stock, Sirna's concentration of stock ownership, and risks from relocating Sirna headquarters.. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CONTACTS: Rebecca Galler Robison, Senior Director of Corporate Strategy, or Patti Ketchner, Vice President, Finance & Corporate Controller, of Sirna Therapeutics, Inc., +1-303-449-6500; or Zack Kubow of The Ruth Group, +1-646-536-7020.